Exhibit 10.2
Cash-Settled RSU Agreement – Non-Employee Directors

DINE BRANDS GLOBAL, INC.
2016 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is entered into as of ___________ (the “Date of Grant”), by and between DINE BRANDS GLOBAL, INC. (formerly DineEquity, Inc.), a Delaware corporation (the “Company”) and __________________, a Non-Employee Director of the Company (the “Participant”).
RECITALS:
Pursuant to the Dine Brands Global, Inc. 2016 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), as the administrator of the Plan, has determined that the Participant is to be granted a Restricted Stock Unit Award (the “Award”) pursuant to which the Participant shall receive the cash value of shares of the Company’s common stock, on the terms and conditions set forth herein.
Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.
AGREEMENT:
In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.GRANT OF RESTRICTED STOCK UNITS. The Company hereby grants to the Participant an award of _____________ restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive a cash payment based on the value of one share of common stock, $.01 par value, of the Company (the “Common Stock”), subject to the terms and conditions set forth herein.
2.    VESTING AND SETTLEMENT. Subject to the Participant’s continuous service with the Company, the Restricted Stock Units shall vest on the third anniversary of the Date of Grant. If the Restricted Stock Units have vested in accordance with this vesting schedule, they are referred to herein as “Vested Units.” If the Restricted Stock Units have not vested in accordance with this vesting schedule, they are referred to herein as “Unvested Units.” Notwithstanding anything herein or in the Plan to the contrary, all Unvested Units shall become immediately and fully vested and thereafter be considered Vested Units upon the Participant’s cessation from service as a member of the Board due to Retirement, death or Disability. For purposes of the definition of “Retirement” (as defined in the Plan), “Cause” means, as determined by the Company, (i) the willful failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness); (ii) the Participant’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) the Participant’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Participant’s duties; or (iv) the Participant’s conviction or plea of no contest to a felony or a crime of moral turpitude. Except as set forth in the preceding two sentences, upon the termination of the Participant’s service as a director for any reason, any then Unvested Units held by the Participant shall be forfeited and canceled as of the date of such termination.
The Vested Units shall be settled in cash by the delivery to the Participant of the cash-equivalent of one share of Common Stock per Vested Unit within thirty (30) days after the vesting or accelerated vesting of such Restricted Stock Units as set forth in the preceding paragraph. Notwithstanding the foregoing, the Company may determine in its sole and absolute discretion at the time of delivery that all or a portion of the Vested Units shall be settled in shares of Common Stock. No fractional shares will be issued under this Agreement.
3.    ADJUSTMENT IN COMMON STOCK. In accordance with the terms of the Plan, in the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, a substitution or adjustment shall be made to the terms of the Award, including the number and class of securities subject thereto, as may be determined by the Committee, in its sole discretion. Subject to the terms of the Plan, such other substitutions or adjustments shall be made as the Committee in its sole discretion may deem appropriate.
4.    NON-TRANSFERABILITY OF AWARD. The Award and this Agreement shall not be transferable other than by will, the laws of descent and distribution, or pursuant to beneficiary designation procedures approved by the Company. Notwithstanding the foregoing, the Award and this Agreement may be transferable to the Participant’s family members, to a trust or entity established by the Participant for estate planning purposes, to a charitable organization designated by the Participant or pursuant to a qualified domestic relations order. Except to the extent permitted by this Section 4, the Award may be exercised or settled during the Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person. Except as permitted by this Section 4, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
5.    DISPUTE RESOLUTION. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within thirty (30) calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within fifty (50) days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys’ fees) and expenses incurred by it or them in connection with such arbitration from the non-prevailing party or parties.
6.    NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered either personally, by overnight courier, or when deposited in a United States Post Office, postage prepaid, addressed as appropriate, to the Participant either at his/her address set forth below or such other address as he or she may designate in writing to the Company, or to the Company: Attention: General Counsel (or said designee), at the Company’s address or such other address as the Company may designate in writing to the Participant.
7.    RIGHTS AS A STOCKHOLDER. Prior to any issuance of shares of Common Stock in settlement of the Award, no Common Stock will be reserved or earmarked for the Participant or the Participant’s account. Except as set forth in this Section 7, the Participant will not be entitled to any privileges of ownership of the shares of Common Stock subject to the Award (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until such shares of Common Stock are actually delivered to the Participant hereunder. From and after the date hereof and unless and until the Award is forfeited or otherwise transferred back to the Company, the Participant will be credited with additional Restricted Stock Units having a value equal to dividends declared by the Company (other than stock dividends), if any, with record dates that occur prior to the settlement of the Award as if the shares of Common Stock underlying the Award (whether payable in shares of Common Stock or in cash) had been issued and outstanding, based on the fair market value of a share of Common Stock on the applicable dividend payment date. Any such additional Restricted Stock Units shall be considered part of the Award and shall also be credited with additional Restricted Stock Units as dividends (other than stock dividends), if any, are declared, and shall be subject to the same terms and conditions as the Restricted Stock Units subject to the Award with respect to which they were credited (including, but not limited to, the forfeiture provisions set forth in Section 2 of this Agreement). Notwithstanding the foregoing, no such additional Restricted Stock Units will be credited with respect to any dividend declared by the Company in connection with which the Award is adjusted pursuant to Section 3.
8.    FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
9.    WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Award, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the Award.
10.    INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part hereof, and the Award and this Agreement are subject to all terms and conditions of the Plan.
11.    AMENDMENT AND TERMINATION. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the New York Stock Exchange, or any other stock exchange on which shares of Common Stock are traded; provided, however, that no amendment may impair the rights of the Participant without the consent of the Participant.
12.    GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
13.    SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject the Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Participant shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Participant’s cessation from service as a member of the Board, such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of Participant’s separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant’s death.
14.    AWARDS SUBJECT TO CLAWBACK. The Award and any cash payment or shares of Common Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to this Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Award Agreement on the day and year first above written.
COMPANY:
DINE BRANDS GLOBAL, INC.
By:
    Stephen P. Joyce
Chief Executive Officer

PARTICIPANT:

[Name]

Address

City/State/Zip